Exhibit 99.2

KAR Auction Services, Inc.

Q4 and YTD 2011 Supplemental Financial Information

February 27, 2012

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2011
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$(2.0)	$15.9	$15.0	$(14.4)	$14.5
Add back:
Income taxes	3.0	7.2	7.3	(8.5)	9.0
Interest expense, net of interest income	0.2	0.5	3.5	26.5	30.7
Depreciation and amortization	24.9	16.9	6.1	0.4	48.3
Intercompany	14.9	9.5	(3.8)	(20.6)	—
EBITDA	41.0	50.0	28.1	(16.6)	102.5
Adjustments	6.7	1.3	(2.3)	3.9	9.6
Adjusted EBITDA	$47.7	$51.3	$25.8	$(12.7)	$112.1

	Three Months Ended December 31, 2010
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$8.1	$11.4	$11.2	$(23.4)	$7.3
Add back:
Income taxes	4.9	5.2	3.7	(16.3)	(2.5)
Interest expense, net of interest income	0.1	0.6	2.1	32.2	35.0
Depreciation and amortization	22.3	15.2	6.4	0.1	44.0
Intercompany	11.3	9.6	(3.2)	(17.7)	—
EBITDA	46.7	42.0	20.2	(25.1)	83.8
Adjustments	4.7	3.4	0.3	10.8	19.2
Adjusted EBITDA	$51.4	$45.4	$20.5	$(14.3)	$103.0

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters.  The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011

Net income (loss)	$39.8	$(14.3)	$32.2	$14.5	$72.2
Add back:
Income taxes	1.0	(6.9)	14.7	9.0	17.8
Interest expense, net of interest income	33.2	49.6	29.3	30.7	142.8
Depreciation and amortization	44.1	43.6	43.8	48.3	179.8
EBITDA	118.1	72.0	120.0	102.5	412.6
Nonrecurring charges	2.8	16.2	5.8	5.2	30.0
Noncash charges	8.5	46.2	(7.5)	7.1	54.3
AFC interest expense	(2.1)	(2.3)	(2.6)	(2.7)	(9.7)
Adjusted EBITDA	$127.3	$132.1	$115.7	$112.1	$487.2

Segment Results

ADESA Results

	Year Ended December 31,
(Dollars in millions)	2011	2010
ADESA revenue	$1,017.4	$1,075.9
Cost of services*	582.3	611.2
Gross profit*	435.1	464.7
Selling, general and administrative	219.6	211.9
Depreciation and amortization	88.1	86.9
Operating profit	$127.4	$165.9

EBITDA	$214.9	$253.8
Adjustments	17.3	16.0
Adjusted EBITDA	$232.2	$269.8

* Exclusive of depreciation and amortization

Revenue for ADESA for the year ended December 31, 2011, decreased $58.5 million, or 5%, to $1,017.4 million, as compared with $1,075.9 million for the year ended December 31, 2010.  Gross profit for ADESA decreased $29.6 million, or 6%, to $435.1 million, as compared with $464.7 million for the year ended December 31, 2010.  Gross margin for ADESA was 42.8% for the year ended December 31, 2011 versus 43.2% for the year ended December 31, 2010.  The decreases in revenue and gross profit were primarily a result of a 7% decrease in the number of vehicles sold and a decrease in conversion rates.  Selling, general and administrative expense increased $7.7 million to $219.6 million, primarily due to the acquisition of OPENLANE which accounted for approximately $10.8 million of the increase and fluctuations in the Canadian exchange rate, partially offset by decreases in compensation and incentive compensation expense, marketing costs and other miscellaneous expenses.

For the year ended December 31, 2011, ADESA’s used vehicle conversion percentage declined to 60.7% (excluding OPENLANE) as compared to 65.0% for the year ended December 31, 2010.  The decrease in conversion rate was primarily due to the relative increase in dealer consignment vehicles sold.

IAA Results

	Year Ended December 31,
(Dollars in millions)	2011	2010
IAA revenue	$700.1	$610.4
Cost of services*	415.3	362.0
Gross profit*	284.8	248.4
Selling, general and administrative	82.3	78.9
Depreciation and amortization	65.8	58.9
Operating profit	$136.7	$110.6

EBITDA	$207.8	$170.8
Adjustments	3.9	15.2
Adjusted EBITDA	$211.7	$186.0

* Exclusive of depreciation and amortization

Revenue from IAA for the year ended December 31, 2011 increased $89.7 million, or 15%, to $700.1 million, as compared with $610.4 million for the year ended December 31, 2010.  Gross profit at IAA increased $36.4 million, or 15%, to $284.8 million, as compared with $248.4 million for the year ended December 31, 2010, while the gross margin percent for both year’s was unchanged at 40.7%.  The increases in revenue and gross profit were a result of several factors, including an increase in vehicles sold of approximately 9% for the year ended December 31, 2011, as well as an increase in fee revenue per unit due to an increase in average selling price for vehicles sold.  Additionally, an increase in purchased vehicles sold, in which the entire selling price of the vehicle is recorded as revenue, also contributed to the growth in revenue and revenue per vehicle sold.  Selling, general and administrative expense increased $3.4 million, or 4%, to $82.3 million, as compared with $78.9 million for the year ended December 31, 2010.  The increase in selling, general and administrative expenses was attributable to increases in compensation expense, incentive-based compensation expense and professional fees related to information technology and marketing initiatives, partially offset by decreases in stock-based compensation expense, professional fees related to process improvement initiatives and severance costs.

AFC Results

	Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2011	2010
AFC revenue	$168.8	$136.3
Cost of services*	37.6	34.1
Gross profit*	131.2	102.2
Selling, general and administrative	22.1	20.6
Depreciation and amortization	24.7	25.0
Operating profit	$84.4	$56.6

EBITDA	$109.1	$80.0
Adjustments	(7.2)	(0.4)
Adjusted EBITDA	$101.9	$79.6

Loan transactions	1,064,891	935,578
Revenue per loan transaction	$159	$146

* Exclusive of depreciation and amortization

Revenue for AFC for the year ended December 31, 2011 increased $32.5 million, or 24%, to $168.8 million, as compared with $136.3 million for the year ended December 31, 2010.  Gross profit at AFC increased $29.0 million, or 28%, to $131.2 million, as compared with $102.2 million for the year ended December 31, 2010.  Gross margin for AFC was 78% for the year ended December 31, 2011 versus 75% for the year ended December 31, 2010.  The increases in revenue and gross profit were primarily a result of a 9% increase in revenue per loan transaction and a 14% increase in loan transaction units.  The increase in revenue per loan transaction was primarily a result of a decrease in credit losses and related provision, increases in the average portfolio duration and average loan value and higher floorplan and other fee income.  Selling, general and administrative expense in 2011 increased $1.5 million to $22.1 million, primarily as a result of increases in compensation expense, travel costs and postage and promotion expenses, partially offset by decreases in professional fees and incentive compensation.

LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility.  The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2011	December 31, 2010

Cash and cash equivalents	$97.4	$119.1
Restricted cash	8.2	8.6
Working capital	177.0	287.9
Amounts available under credit facility*	181.1	250.0
Cash flow from operations	305.8	467.6

* KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement and $68.9 million was drawn as of December 31, 2011.  There were related outstanding letters of credit totaling approximately $28.5 million and $29.4 million at December 31, 2011 and 2010, respectively, which reduces the amount available for borrowings under the senior credit facility.

For the year ended December 31, 2011, the Company used cash of $85.8 million to purchase property, plant, equipment and computer software and over $210 million for acquisitions.  In addition, the Company extinguished its former senior secured credit facility and other debt by using proceeds from the new Term Loan B as well as cash on hand to pay; i) all principal outstanding and interest due under the company’s 2007 Credit Agreement, and ii) the principal and net premiums related to the repurchase of the company’s 8¾% Senior Notes and 10% Senior Subordinated Notes.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.